Exhibit 99.1

UNDER ARMOUR APPOINTS MOHAMED EL-ERIAN TO ITS BOARD OF DIRECTORS

BALTIMORE, Aug. 6, 2018 – Under Armour, Inc. (NYSE: UA, UAA) today announced that Mohamed A. El-Erian has joined the company’s Board of Directors, effective Oct. 1, 2018. Dr. El-Erian is the former CEO and co-chief investment officer of PIMCO, a role he held from 2007 to 2014, and currently serves as the chief economic advisor at Allianz, the corporate parent of PIMCO.

"We’re excited to welcome Mohamed to our board,” said Kevin Plank, Under Armour’s chairman and CEO. “Mohamed’s renowned international, macroeconomic and financial expertise are welcomed strengths as we lean even more deeply into our transformation, driving greater operational excellence, financial discipline and shareholder returns as we continue to drive our brand forward around the world.”

In addition to his current and former roles at Allianz and PIMCO, Dr. El-Erian is a columnist for Bloomberg and a contributing editor at the Financial Times. He first joined PIMCO in 1999 as a senior member of the portfolio management and investment strategy group. In 2006, he became president and CEO of Harvard Management Company, the entity responsible for managing the university’s endowment, before returning to PIMCO in 2007 to serve as co-CEO and co-CIO. From 2012 to 2017, he was chair of the U.S. President’s Global Economic Development Council. Previously, he was a managing director at Salomon Smith Barney/Citigroup in London and worked at the International Monetary Fund for 15 years, rising to the position of Deputy Director. He is currently Vice Chairman of the Board of the Carnegie Endowment for International Peace, a board member of the National Bureau of Economic Research serving on its Executive Committee, and chairs the Microsoft Investment Advisory Committee. Dr. El-Erian received a B.A. and an M.A. from Cambridge University, and an M.Phil and doctorate from Oxford University.

“For more than a decade now, I’ve followed and admired Under Armour as it has grown to become one of the world’s largest athletic performance brands,” said Dr. El-Erian. “I’m honored to join the board of directors and to work with a management team that’s committed to creating long-term growth and returns for shareholders."

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland is a leading inventor, marketer and distributor of branded performance athletic apparel, footwear and accessories. Designed to make all athletes better, the brand's innovative products are sold worldwide to consumers with active lifestyles. The company’s Connected Fitness™

platform powers the world’s largest digitally connected health and fitness community. For further information, please visit www.uabiz.com.

# # #

Under Armour Contacts:
Kelley McCormick	Lance Allega
SVP, Corporate Communications	VP, Investor Relations